Exhibit 99.1

CONSOL Energy Completes Sale of Interest in Australian Mine

PITTSBURGH, Feb. 25 — CONSOL Energy Inc. (NYSE: CNX) a producer of high-Btu coal and coalbed methane gas, has completed a previously announced agreement to sell its 50 percent interest in the Glennies Creek Mine in New South Wales, Australia, to an affiliate of its joint venture partner, AMCI Inc., a privately-held company based in Greenwich, Connecticut, and Latrobe, Pennsylvania, for a total of $27.5 million ($US) and the assumption of $21.3 million ($US) of debt.

CONSOL Energy expects to record in the first quarter a one-time gain of approximately $13 million on the sale.

“Coal and gas fundamentals are as strong as they have been in several years,” said J. Brett Harvey, president and chief executive officer. “As a result, we have a number of attractive coal and gas projects within our core domestic asset base that have greater strategic value to us than Glennies Creek.”

Harvey noted that the Glennies Creek operation would require several years of additional investment to reach its full potential. “Given the development requirements for Glennies Creek, this is an excellent time to redeploy shareholder assets to take advantage of immediate opportunities in our core market areas,” Harvey concluded.

CONSOL Energy purchased its interest in the Glennies Creek Mine in December 2001 as the underground mine was being expanded to add a longwall mining system. The mine produces a high-fluidity coking coal sold primarily to steel makers in the Asia-Pacific region. In 2003, the mine produced 1.1 million tons of coal, of which CONSOL Energy’s share was 50 percent.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 19 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 146.2 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has joint ventures that produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholders’ equity and recent changes in our credit ratings; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; deterioration of our operating results in recent periods; our ability to comply with restrictions imposed by our senior credit facility; the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy’s competitors and CONSOL Energy’s ability to respond to such actions; recent declines in the creditworthiness of our customer base; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy; and the effects of recent sales of our common stock on the market price of our common stock.